              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON APRIL 12, 2005
                           REGISTRATION NO. 333-120383
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM F-10
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              INTEROIL CORPORATION


                              INTEROIL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     NEW BRUNSWICK, CANADA                               1311                                         NOT APPLICABLE
(PROVINCE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION      (I.R.S. EMPLOYER IDENTIFICATION NUMBER
OF INCORPORATION OR ORGANIZATION)               CODE NUMBER (IF APPLICABLE))                         (IF APPLICABLE))

                  SUITE 5300, COMMERCE COURT WEST, 199 BAY ST.
                        TORONTO, ONTARIO MSL 1B9, CANADA
                                 (416) 869-5500
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 GARY M. DUVALL
                           25025 I-45 NORTH, SUITE 420
                           THE WOODLANDS, TEXAS 77380
                                 (281) 292-1800
            (NAME, ADDRESS, (INCLUDING ZIP CODE) AND TELEPHONE NUMBER
        (INCLUDING AREA CODE) OF AGENT FOR SERVICE IN THE UNITED STATES)

                                   COPIES TO:

        GEORGE G. YOUNG III, ESQ.                          GARY M. DUVALL
        HAYNES AND BOONE, L.L.P.                        INTEROIL CORPORATION
    1221 MCKINNEY STREET, SUITE 2100                 25025 I-45 NORTH, SUITE 420
         HOUSTON, TEXAS 77010                        THE WOODLANDS, TEXAS 77380
            (713) 547-2000                                 (281) 292-1800

                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
                        OF THE SECURITIES TO THE PUBLIC:
      FROM TIME TO TIME AFTER EFFECTIVENESS OF THIS REGISTRATION STATEMENT.

                               PROVINCE OF ONTARIO
        (PRINCIPAL JURISDICTION REGULATING THIS OFFERING (IF APPLICABLE))

It is proposed that this filing shall become effective (check appropriate box):

A. [X] Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)

B. [ ] At some future date (check the appropriate box below):

1. [ ] pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing)

2. [ ] pursuant to Rule 467(b) on at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review
jurisdiction has issued a receipt or notification of clearance on          .

3. [ ] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. [ ] After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf short form prospectus offering procedures, check the following box. [X]


--------------------------------------------------------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 (the "Securities Act"), or such date as the Commission, acting pursuant to
Section 8(a) of the Securities Act, may determine.

--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

This Post-Effective Amendment No. 2 amends the registration statement on Form F-10 (File No. 333-120383) (the "Registration Statement") originally filed by InterOil Corporation, a corporation duly organized and existing under the laws of New Brunswick, Canada (the "Company"), on November 12, 2004. The Registration Statement registered an aggregate of 4,140,585 common shares issuable upon conversion of the Company's 8 7/8% senior convertible debentures due August 28, 2004 or as interest thereon and 359,415 common shares issuable upon exercise of warrants. At the time the Registration Statement was filed, the Company did not know how many common shares would be issued upon conversion or as interest upon the debentures. On December 31, 2004, all of the debentures were converted into common shares. As a result, a total of 2,412,143 shares were issued upon conversion of the debentures. Accordingly, this Post-Effective Amendment No. 2. is being filed to deregister 1,728,442 common shares. Except as amended hereby, the Registration Statement remains in full force and effect.

                                     PART I

         INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

                                     PART II

       INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

Section 22 of the Bylaws of the Company provides, with regard to indemnity and insurance under the Business Corporations Act (New Brunswick) (the "Act"), in part as follows:

     "Subject to Section 81 of the Act, except in respect of an action by or on behalf of the Corporation or Another Body Corporate (as hereinafter defined) to procure a judgement in its favour, the Corporation shall indemnify each director and officer of the Corporation and each former director and officer of the Corporation and each person who acts or acted at the Corporation's request as a director or officer of Another Body Corporate, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or Another Body Corporate, as the case may be, if

         (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and

         (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     "Another Body Corporate" as used herein means a body corporate of which the Corporation is or was a shareholder or creditor."

The Act provides that no officer or director of the Company may be indemnified in connection with the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the corporation or body corporate, unless a court of competent jurisdiction has approved the terms of such indemnification. However, the Act further provides that notwithstanding any provision to the contrary therein, any officer or director is entitled to indemnification if such person (i) was substantially successful on the merits of the defense of the action or proceeding; (ii) acted honestly and in good faith with a view to the best interests of the corporation; and (iii) where a criminal or administrative action or monetary penalty is involved, such person had reasonable grounds for believing that his or her conduct was lawful.

Insofar as indemnification for liabilities arising from the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    PART III

                  UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1. UNDERTAKING.

The Company undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

ITEM 2. CONSENT TO SERVICE OF PROCESS.

The Company previously filed with the Commission on November 12, 2004 a written Appointment of Agent for Service of Process and Undertaking on Form F-X. Any change to the name or address of the agent for service of the Company or the trustee shall be communicated promptly to the Commission by amendment of Form F-X referencing the file number of the relevant registration statement.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 12 day of April, 2005.

                             INTEROIL CORPORATION



                         By:  /S/ PHIL E. MULACEK*
                            -------------------------------------
                            Phil E. Mulacek
                            Chairman of the Board,
                            Chief Executive Officer and President


Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities indicated, on the 12 day of April, 2005.


      /S/ PHIL E. MULACEK*                 Chairman of the Board,
------------------------------------       Chief Executive Officer and President
          Phil E. Mulacek                  (Principal Executive Officer)



      /S/ TOM S. DONOVAN*                  General Manager-Finance/Accounts
------------------------------------       and Chief Financial Officer
         Tom S. Donovan                    (Principal Financial Officer and
                                           Principal Accounting Officer)

      /S/ CHRISTIAN M. VINSON*             Director; Chief Operating Officer
------------------------------------       and Vice President
          Christian M. Vinson


      /S/ GEOFFREY M. FOLIE*               Deputy Chairman of the Board
------------------------------------
          Geoffrey M. Folie


      /S/ ROGER N.  GRUNDY*                Director
------------------------------------
          Roger N. Grundy


      /S/ GAYLEN J. BYKER*                 Director
------------------------------------
          Gaylen J. Byker


      /S/ EDWARD N. SPEAL*                 Director
------------------------------------
         Edward N. Speal

* Pursuant to a previously filed power of attorney, Gary M. Duvall, as attorney-in-fact, does hereby sign this Post-Effective Amendment No. 2 to Registration Statement on behalf of each such person, in each case in the capacity indicated and on the date indicated.



                          By:   /S/ GARY M. DUVALL
                              ---------------------------
                                    Gary M. Duvall
                                    Attorney-in-Fact